EXHIBIT 5

                             WARSHAW BURSTEIN COHEN
                             SCHLESINGER & KUH, LLP
                                555 Fifth Avenue
                            New York, New York 10017
                            Telephone: (212) 984-7700
                            Facsimile: (212) 972-9150



                                                      December 10, 1998




C-Phone Corporation
6714 Netherlands Drive
Wilmington, North Carolina 28405

Gentlemen and Ladies:

         You have requested our opinion, as counsel for C-Phone Corporation, a New York corporation (the "Company"), in connection with the Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission (the "Commission").

         The Registration Statement relates to the offering by certain selling shareholders of up to 1,600,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), consisting of (a) 1,500,000 shares of Common Stock (the "Equity Line Shares") issuable to Sovereign Partners, L.P. (the "Investor") pursuant to the terms of a Private Equity Credit Agreement (the "Equity Line Agreement"), dated as of September 18, 1998, between the Company and (b) 100,000 shares of Common Stock (the "Warrant Shares") issuable upon exercise of the warrant (the "Warrant") issued to Cardinal Capital Management, Inc. (the "Finder").

         In the preparation of our opinion, we have examined (1) the Restated Certificate of Incorporation of the Company, as amended to date, (2) the By-Laws of the Company, in effect on the date hereof, (3) minutes of meetings of the Company's Board of Directors, as made available to us by executive officers of the Company, (4) a certificate from an executive officer of the Company, (5) the Registration Statement, (6) the Equity Line, and (7) the Warrant. In our
examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents.

         Based upon such examination, we are of the opinion that:

                  (1) the Equity Line Shares, when issued and delivered in accordance with the terms of the Equity Line Agreement, Series A Preferred Shares, will be validly issued, fully paid and non-assessable; and

                  (2)  the  Warrant   Shares,   when  issued  and  delivered  in
         accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

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         We hereby  consent  to the  filing of our  opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         Certain partners of our Firm beneficially own an aggregate of 12,105 shares of Common Stock.



                                      Sincerely yours,



                                      WARSHAW BURSTEIN COHEN
                                      SCHLESINGER & KUH, LLP


AAK/MDS


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